Exhibit 99.1

MainStreet Bancshares President Charles Brockett to Retire

Stepping Down March 31 after Four-Decade Banking Career in Northern Virginia

Fairfax, Virginia, March 18, 2022 — Charles (Chris) Brockett, who helped steer MainStreet Bancshares Inc., a $1.7 billion bank holding company, through five years of exceptional growth, announced he is retiring as the bank holding company’s president effective March 31.

Brockett will remain a member of the board of directors of MainStreet Bancshares, which he joined as president in January 2017. He also previously served for three years as president of its key operating subsidiary, MainStreet Bank.

“We are pleased that Chris will continue to exercise strategic oversight and guidance as a member of the board of directors while also taking more time to enjoy his family,” said Jeff W. Dick, Chairman and CEO of MainStreet Bank and MainStreet Bancshares Inc. “As an accomplished career banker, Chris has insights and experience that will continue to help light our path as we innovate and meet the credit needs of the communities we serve.”

Brockett has been a fixture in the Northern Virginia banking community for more than 40 years. Before joining MainStreet Bank and MainStreet Bancshares, he held senior executive positions at EagleBank, Virginia Heritage Bank (co-founder), and First Commercial Bank. Brockett’s other managerial roles were wide-ranging, encompassing every aspect of community banking, including chief operating officer and chief financial officer. He stepped down as president of MainStreet Bank in July 2020 and was succeeded by Abdul Hersiburane.

His legacy includes helping to expand the banking company’s investor base and establishing its new community development subsidiary, MainStreet Community Capital. The subsidiary is opening its doors in 2022 to invigorate distressed, low-income communities in the Washington, D.C., metropolitan area by providing capital and other financial services.

“Working alongside Jeff and being part of MainStreet Bank’s growth has been an exciting journey,” Brockett said. “We have grown more than threefold during my tenure with the bank, and I could not be prouder of our outstanding team. As I step back from a managerial role, I look forward to remaining involved in as many ways as my role as a director and investor permits.”

ABOUT MAINSTREET BANK:  MainStreet Bank will launch its proprietary Fintech Banking as a Service (BaaS) solution called Avenu™ later this year to provide a comprehensive solution for the Fintech community.  Go to Avenu.bank for more information and to join the queue.

MainStreet operates six branches in Herndon, Fairfax, McLean, Leesburg, Clarendon, and Washington D.C.  MainStreet Bank has 55,000 free ATMs and a fully integrated online and mobile banking solution.  The Bank is not restricted by a conventional branching system, as it can offer business customers the ability to Put Our Bank in Your Office®. With robust and easy-to-use online business banking technology, MainStreet has "put our bank" in thousands of businesses in the metropolitan area.

MainStreet Bank has a robust line of business and professional lending products, including government contracting lines of credit, commercial lines and term loans, residential and commercial construction, and commercial real estate.  MainStreet also works with the SBA to offer 7A and 504 lending solutions.  From sophisticated cash management to enhanced mobile banking and instant-issue Debit Cards, MainStreet Bank is always looking for ways to improve our customer's experience.

MainStreet Bank was the first community bank in the Washington, DC metropolitan area to offer a full online business banking solution.  MainStreet Bank was also the first bank headquartered in the Commonwealth of Virginia to offer CDARS – a solution that provides multi-million-dollar FDIC insurance.  Further information on the Bank can be obtained by visiting its website at MainStreet.bank.

This release may contain forward-looking statements, including our expectations with respect to future events that are subject to various risks and uncertainties.  The statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "predict," "potential," "pursuant," "target," "continue," and similar expressions are intended to identify such forward-looking statements. Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations include: fluctuation in market rates of interest and loan and deposit pricing, adverse changes in the overall national economy as well as adverse economic conditions in our specific market areas, future impacts of the novel coronavirus (COVID-19) outbreak, maintenance and development of well-established and valued client relationships and referral source relationships, and acquisition or loss of key production personnel.  We caution readers that the list of factors above is not exclusive. The forward-looking statements are made as of the date of this release, and we may not undertake steps to update the forward-looking statements to reflect the impact of any circumstances or events that arise after the date the forward-looking statements are made.  In addition, our past results of operations are not necessarily indicative of future performance.

Contact: Jeff W. Dick, Chairman & CEO
(703) 481-4567